Exhibit 99.1

  MS. FITNESS MAGAZINE: OVER TWO-THIRDS OF RECURRENT BREAST CANCER PATIENTS HAD 'TOTAL DISAPPEARANCE OF THEIR TUMORS' AFTER RADIATION AND HYPERTHERMIA THERAPY

            HYPERTHERMIA AND RADIATION PROVIDE IMPROVED LOCAL CONTROL
                      FOR RECURRENT BREAST CANCER PATIENTS

    SALT LAKE CITY, Oct. 10 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today reviewed an article entitled "Success Stories" published in the Fall 2006 edition of Ms. Fitness (see Success Story section), with a circulation of 150,000, that describes the transformation of Jean Dean, age 56, from a woman so depressed by her recurrent breast cancer that she was preparing to die and considering refusing further treatments, to a woman with no remaining cancer in her chest wall and with a positive outlook on life. Her recovery was made possible by a combination of radiation and hyperthermia treatments for the recurrent breast cancer in her chest wall, combined with chemotherapy to treat potential metastases, which she received at Long Beach Memorial Hospital. Jean Dean's success story is important to an estimated 10,000 breast cancer patients each year who experience re-growth of the tumor in the chest wall, according to the article, and to the thirty percent of patients with cancer who die because of failure to obtain local tumor control.

    Citing a milestone study by Duke University published in the Journal of Clinical Oncology (the official journal of the American Society of Clinical Oncology, see Vol. 23 No. 13, pp. 3079-3085), the article notes that, "radiation treatment with hyperthermia resulted in improved local tumor control and demonstrated a particular benefit for patients who had previously received radiation therapy, as more than two-thirds of these patients experienced total disappearance of their tumors. A second study, published in the journal Cancer, showed similarly promising results in the treatment of cervical cancer." (For reference, see Cancer 104:763-770, 2005, the official journal of the American cancer Society.)

    The article describes the situation of many patients with recurrent breast cancer. "For the many cancer patients who experience recurrence, the prognosis can be extremely bleak. Recurrence confirms that, despite the rigorous and grueling treatments a patient has undergone, the cancer continues to thrive. Patients who have already received radiation therapy may also believe that they are out of treatment options. A second full course of radiation is usually not viable due to the high risk of damage to healthy tissue."

    However, hyperthermia therapy can make further treatment viable, according to the article. "Mounting clinical evidence suggests that hyperthermia ... can in some cases allow radiation to be delivered a second time. While hyperthermia can be used in combination with first-line therapies to treat primary tumors, the ability to enable delivery of radiation a second time offers new hope specifically to recurrent cancer patients." Further, "Hyperthermia helps address the limitations of radiation for many patients with advanced cancer by enabling them to receive a second dose of therapy that can destroy the recurrent tumor."

    The article notes that "Hyperthermia causes a number of biological effects at the cellular and tissue level. Hyperthermia kills cells in solid tumors, without damaging normal tissues, because higher temperatures can selectively destroy cells that exhibit certain 'tumor-like' characteristics. Hyperthermia can also increase the efficacy of adjuvant radiation therapy. As cancerous tumors grow, their need for blood quickly begins to exceed their blood supply and they become blood and oxygen starved. When a tumor is heated, its blood vessels expand so that more blood and oxygen can flow into the tumor. Oxygen starved cells are three times more resistant to radiation than normal cells. Hyperthermia oxygenates tumors and makes radiation more effective."

    Featured in the article is a patient being treated with a hyperthermia system by BSD Medical Corporation. BSD Medical is the leading developer of cancer therapy systems that are based on the use of precision-guided RF/microwave energy to increase the temperature of cancerous tissue and force it into hyperthermia. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the sale of the Company's systems based on the results of clinical trials or publicity, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             10/10/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com/